Exhibit 99.5
Explanatory Note
"Item 7A. Quantitative and Qualitative Disclosures About Market Risk" set forth in this Exhibit 99.5 has been recast from the "Item 7A. Quantitative and Qualitative Disclosures About Market Risk" included in Part II of the Company’s Annual Report on Form 10-K for the year ended October 28, 2018 as filed with the U.S. Securities and Exchange Commission on December 19, 2018 to reflect changes to NCI’s reportable business segments.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk.
Steel Prices
We are subject to market risk exposure related to volatility in the price of steel. For the fiscal year ended October 28, 2018, material costs (predominantly steel costs) constituted approximately 66% of our cost of sales. Our business is heavily dependent on the price and supply of steel. Our various products are fabricated from steel produced by mills to forms including bars, plates, structural shapes, sheets, hot-rolled coils and galvanized or Galvalume®-coated coils (Galvalume® is a registered trademark of BIEC International, Inc.). The steel industry is highly cyclical in nature, and steel prices have been volatile in recent years and may remain volatile in the future. Steel prices are influenced by numerous factors beyond our control, including general economic conditions domestically and internationally, the availability of raw materials, competition, labor costs, freight and transportation costs, production costs, import duties and other trade restrictions. Based on the cyclical nature of the steel industry, we expect steel prices will continue to be volatile.
Although we have the ability to purchase steel from a number of suppliers, a production cutback by one or more of our current suppliers could create challenges in meeting delivery schedules to our customers. Because we have periodically adjusted our contract prices, particularly in the Engineered Building Systems business, we have generally been able to pass increases in our raw material costs through to our customers.
We normally do not maintain an inventory of steel in excess of our current production requirements. However, from time to time, we may purchase steel in advance of announced steel price increases. In addition, it is our current practice to purchase all steel inventory that has been ordered but is not in our possession. Therefore, our inventory may increase if demand for our products declines. We can give no assurance that steel will remain available or that prices will not continue to be volatile.
With material costs (predominantly steel costs) accounting for approximately 66% of our cost of sales for fiscal 2018, a one percent change in the cost of steel could have resulted in a pre-tax impact on cost of sales of approximately $10.1 million for our fiscal year ended October 28, 2018. The impact to our financial results of operations of such an increase would be significantly dependent on the competitive environment and the costs of other alternative building products, which could impact our ability to pass on these higher costs.
Other Commodity Risks
In addition to market risk exposure related to the volatility in the price of steel, we are subject to market risk exposure related to volatility in the price of natural gas. As a result, we occasionally enter into both index-priced and fixed-price contracts for the purchase of natural gas. We have evaluated these contracts to determine whether the contracts are derivative instruments. Certain contracts that meet the criteria for characterization as a derivative instrument may be exempted from hedge accounting treatment as normal purchases and normal sales and, therefore, these forward contracts are not marked to market. At October 28, 2018, all our contracts for the purchase of natural gas met the scope exemption for normal purchases and normal sales.
Ply Gem is also subject to significant market risk with respect to the pricing of principal raw materials, which include PVC resin, aluminum, glass and wood. If prices of these raw materials were to increase dramatically, we may not be able to pass such increases on to our customers and, as a result, gross margins could decline significantly. We manage the exposure to commodity pricing risk by increasing our selling prices for corresponding material cost increases, continuing to diversify our product mix, strategic buying programs and vendor partnering.
Interest Rates
We are subject to market risk exposure related to changes in interest rates on our Pre-merger Term Loan Credit Facility and Pre-merger ABL Credit Facility. These instruments bear interest at an agreed upon percentage point spread from either the prime interest rate or LIBOR. Under our Pre-merger Term Loan Credit Facility, we may, at our option, fix the interest rate for certain borrowings based on a spread over LIBOR for 30 days to six months. At October 28, 2018, we had $412.9 million outstanding under our Pre-merger Term Loan Credit Facility. Based on this balance, an immediate change of one percent in the interest rate would cause a change in interest expense of approximately $4.1 million on an annual basis. The fair value of our term loan credit facility at October 28, 2018 and October 29, 2017 was approximately $412.4 million and $144.1 million, respectively, compared to the face value of $412.9 million and $144.1 million, respectively.

See Note 11 — Long-Term Debt and Note Payable in the notes to the consolidated financial statements for more information on the material terms of our long-term debt.
The table below presents scheduled debt maturities and related weighted average interest rates for each of the fiscal years relating to debt obligations as of October 28, 2018. Weighted average variable rates are based on an adjusted LIBOR rates at October 28, 2018, plus applicable margins.

	Scheduled Maturity Date(1)							Fair Value
	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021	Fiscal Year 2022	Fiscal Year 2023	Thereafter	Total	10/28/2018
	(In thousands, except interest rate percentages)
Total Debt:
Variable Rate	$4,150	$4,150	$4,150	$4,150	$4,150	$392,175	$412,925	$412,409 (2)
Average interest rate	4.24%	4.24%	4.24%	4.24%	4.24%	4.24%	4.24%

(1)
Expected maturity date amounts are based on the face value of debt and do not reflect fair market value of the debt. Amounts reflect maturity dates under the Pre-merger Term Loans which were repaid in full on November 16, 2018. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a description of our new debt facilities.

(2)	Based on recent trading activities of comparable market instruments.
Foreign Currency Exchange Rates
We are exposed to the effect of exchange rate fluctuations on the U.S. dollar value of foreign currency denominated operating revenue and expenses. The functional currency for our Mexico operations is the U.S. dollar. Adjustments resulting from the re-measurement of the local currency financial statements into the U.S. dollar functional currency, which uses a combination of current and historical exchange rates, are included in net income in the current period. Net foreign currency re-measurement losses were $0.3 million and $0.8 million for the fiscal years ended October 29, 2017 and October 30, 2016, respectively. For the fiscal year ended October 28, 2018, the net foreign currency re-measurement gain (loss) was insignificant.
The functional currency for our Canadian operations is the Canadian dollar. Translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are reported separately in accumulated other comprehensive income in stockholders’ equity. The net foreign currency exchange (losses) gains included in net income for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016 were $(0.2) million, $0.8 million and $(0.6) million, respectively. Net foreign currency translation adjustment, net of tax, and included in other comprehensive income was $(0.1) million, $0.2 million and $(0.3) million for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016, respectively.
On January 29, 2018, we closed on the sale of CENTRIA International LLC, which owned our China manufacturing facility and are therefore no longer exposed to fluctuations in the foreign currency exchange rate between the U.S. dollar and Chinese yuan. The functional currency for our China operations was the Chinese yuan. The net foreign currency translation adjustment was insignificant for the fiscal years ended October 28, 2018 and October 29, 2017.

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